SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2003

UNITED FINANCIAL, INC.

(Exact name of Registrant as specified in its charter)

North Carolina	000-50018	55-0796470

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1128 South Main Street, Graham, North Carolina 27253

(Address of principal executive offices)

Registrant’s telephone number, including area code (336) 226-1223

Not Applicable

(Former address of principal executive offices)

Item 7.    Financial Statements and Exhibits

(c)    Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

99.1	Press Release dated October 31, 2003.

Item 12.    Results of Operations and Financial Condition

Third Quarter 2003 Earnings Press Release

Registrant issued a press release to report quarter end results for September 30, 2003. The press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference into this Item 12. The press release reported that net income (unaudited) for the three and nine months ended September 30, 2003 was $162,000 and $621,000, respectively, compared to $197,000 and $468,000 for the same periods in 2002. Earnings for 2003 include gains from the sale of investments of $215,000 for the nine months ended September 30, respectively compared with $13,000 in 2002. The Company reported gains from the sale of SBA loan guarantees of $44,000 during the nine months ended September 30, 2002. The Company’s assets at September 30, 2003 increased to $135 million compared with $124 million at September 30, 2002. The Company’s shareholders’ equity was approximately $10 million at both September 30, 2003 and 2002. For the three and nine month periods ended September 30, 2003, net interest income decreased to $978,000 and $2.8 million, respectively, from $1 million and $3 million during the same periods last year. For the three and nine month periods ended September 30, 2003, non-interest income increased to $231,000 and $823,000, respectively, from $113,000 and $424,000 during the same periods last year. For the three and nine month periods ended September 30, 2003, non-interest expense increased to $1 million and $2.8 million, respectively, from $815,000 and $2.4 million during the same periods last year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FINANCIAL, INC.

By:	/s/ WILLIAM M. GRIFFITH, JR.

William M. Griffith, Jr. President and CEO

Dated: October 31, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release